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EXHIBIT 10.3

Employment Contract of Jean-Marie Demeautis, Vice President
Dated June 1, 1981

(English Translation of Surviving Provisions)

This contract is made between

Sealed Air S.A.S., as successor company (the "Company"), whose head office is located at Epernon (Eure et Loir), rue Saint Denis,

and

Mr. Jean-Marie Demeautis

The following has been agreed:

        Mr. Jean-Marie Demeautis will scrupulously carry out the mission he is assigned to, respecting the Company's regulations which he declares having read, and will honor them in all circumstances, including when traveling and if a company car is granted to him, he will have to respect all the notes and instructions given by the Company either verbally or in written form by his management or another person designated by the Company.

        During the whole length of this contract, Mr. Jean-Marie Demeautis will devote his time, attention and abilities to the business of the Company and shall not engage or be concerned in any other business or employment or in investments.

        The Company, and/or the Company's affiliates, manufacturing and selling products of which some are patented and some are only known by the Company, Mr. Jean-Marie Demeautis shall not use in any manner which is or may be to the detriment of the Company any confidential information which may come to his knowledge or possession.

        The responsibilities given to Mr. Jean-Marie Demeautis, require him to devote all his time to the Company; he will be paid a gross annual salary.

        All proper and reasonable expenses justified with receipts will be reimbursed on a weekly basis by expense report. If Mr. Jean-Marie Demeautis is required to travel an advance will be made available to him.

        Mr. Jean-Marie Demeautis confirmed he is holding a driving license and thus a company car is granted to him. He commits himself to use properly the car according to Laws and Company regulations. Bad maintenance of the car and bad driving can be considered as a professional mistake. The Company reserves the right to collect the car back, without notice or compensation. Mr. Jean-Marie Demeautis is authorized to use his company car for private use.

        This present contract is signed for an unlimited period.

        At the end of his employment, Mr. Jean-Marie Demeautis will return all Company's belonging, including the company car, and shall not disclose to any person (which word shall in this agreement include any firm or corporation) or use for his own benefit or the benefit of any person other than the Company or use in any manner which is or may be to the detriment of the Company any confidential information.

        Any subject which is not covered in the contract will be treated according to the Company's regulations and the applicable collective bargaining agreements. All documents are consultable in the Personnel Department.

        In case of contesting concerning the execution or interpretation of these items, the parties commit themselves to try to settle the case out of court.

Done in two copies
At Epernon, on 1st June 1981

Read and approved	Read and approved
The Company by its representative	Jean-Marie Demeautis

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  EXHIBIT 10.3
Employment Contract of Jean-Marie Demeautis, Vice President Dated June 1, 1981 (English Translation of Surviving Provisions)